Exhibit 99.1

MOMENTUS TO BECOME PUBLIC THROUGH MERGER WITH STABLE ROAD ACQUISITION CORP.

●	Merger to create the first publicly traded space infrastructure company at the forefront of the new space economy

●	Momentus partners and customers include SpaceX, Lockheed Martin, and NASA

●	Momentus to become publicly listed through a business combination with Stable Road Acquisition Corp. (Nasdaq: SRAC, SRACU, SRACW) (“Stable Road”)

●	Combined company will have an estimated enterprise value of approximately $1.2 billion and will become listed on Nasdaq under the ticker symbol “MNTS” following expected transaction close in early 2021

●	Pro forma for the transaction, Momentus will have approximately $310 million in cash on the balance sheet, to be funded by Stable Road’s $172.5 million of cash held in trust (assuming no redemptions) and $175.0 million from a fully committed common stock PIPE at $10.00 per share, including investments from private equity growth investors, family offices and select top tier public institutional investors

SANTA CLARA, Calif.--(BUSINESS WIRE) -- Momentus Inc. (“Momentus” or the “Company”), a commercial space company offering in-space transportation and infrastructure services, today announced it has signed a definitive merger agreement with Stable Road Acquisition Corp. (Nasdaq: SRAC, SRACU, SRACW) (“Stable Road”) that will result in the Company becoming publicly listed. Upon the closing of the transaction, the combined operating company will be named Momentus Inc. and its securities will be listed on Nasdaq and trade under the ticker symbol “MNTS.”

Momentus graduated from the prestigious Y Combinator program and has raised venture and private funding from notable investors such as Prime Movers Lab, Y Combinator, Tribe Capital, University of Wyoming Foundation, Lerner Enterprise, Tony Robbins, Joe Montana’s liquid2VC fund and others.

The current size of the global space economy is expected to grow from an estimated $415 billion to $1.4 trillion by 2030 driving demand for transportation and infrastructure services in space. With the significant market opportunity in the new space economy, Momentus is well-positioned to address the need for in-space transportation and infrastructure services. Utilizing a multi-pronged approach, Momentus is developing capabilities to provide critical infrastructure services: in-space transportation, satellite as a service, and in-orbit services. The Company has strong momentum from the rapidly expanding small satellite market, which is seeking low-cost and regular launch access to orbit. Momentus’ customers include satellite operators, satellite manufacturers, launch providers, defense primes such as Lockheed Martin and government agencies such as NASA. As of September 30, 2020, the Company had customer contracts which represent approximately $90 million in potential revenue over the next several years.

Momentus is creating the first hub and spoke model in space by offering last-mile delivery in partnership with key launch operators, including SpaceX. Momentus offers its customers significantly more affordable access to space by combining the capabilities of low-cost launch vehicles and Momentus’ transport and service vehicles, powered by water plasma propulsion technology. Momentus plans to expand its offerings by providing a satellite as a service model for hosted payloads and an in-orbit service model for satellite deorbiting, life extension, refueling, and repositioning. In 2019, the Company successfully tested its water plasma propulsion technology in space.

Momentus has developed its first transport and service vehicle, Vigoride, to serve the needs of customers in Low Earth Orbit by delivering small satellites up to 750kg to precise destinations, and expects to provide hosted payload services, and in-orbit services. The Company plans to launch its first Vigoride vehicle in December 2020 with commercial customers and four to five Vigorides in 2021. The Company is developing two larger, more capable vehicles in its development plans: Ardoride in 2022 and Fervoride in 2024 with the goal of serving all orbits up to Geosynchronous Orbit and even Lunar Orbit and handling payloads of up to 4,000 kg. To extend the capabilities of gigantic rockets like SpaceX’s Starship and Blue Origin’s New Glenn, the Company is building its largest vehicle to date – Fervoride, which the Company expects to be capable of delivering up to 20 tons of cargo anywhere from Low Earth Orbit to Geosynchronous Orbit and into deep space. Fervoride is expected to be a pathfinder for the prospecting and use of space resources such as water from the Moon and asteroids and a technology enabler for the largest moonshot opportunities like solar energy generation in space.

“Momentus is at the forefront of the new space economy and is poised to capitalize on the significant growth opportunity as a first mover; we believe in a future where humanity is equipped with all it needs to flourish throughout the solar system,” said Mikhail Kokorich, Founder & Chief Executive Officer of Momentus. “Our mission is to provide the infrastructure services that support all industry beyond Earth. The technologies we’ve developed or built upon, including our groundbreaking water plasma propulsion, will support growing demand from the booming satellite industry with affordable, versatile and low risk transportation and infrastructure services across private companies, government agencies, and research organizations. We expect to deploy the proceeds of this transaction to support our rapid growth and operations, and to support our capital needs as we ramp up revenues. We are excited to partner with the Stable Road team and look forward to leveraging their capital markets expertise.”

Brian Kabot, Chairman & Chief Executive Officer of Stable Road added, “We set out to identify a disruptive company and Momentus was the most unique and compelling opportunity to create value through our investment, as we believe the Company is primed to be a leader in the rapidly growing new space economy. As the only public, pure-play commercial space company capable of revolutionizing space infrastructure, Momentus is poised to capitalize on its market-defining position. We are excited to partner with Momentus as the Company develops its technology portfolio, continues to leverage deep customer relationships across diverse private and public sector applications, and expands its experienced leadership team.”

Transaction Overview

Pursuant to the transaction, Stable Road, which currently holds approximately $172.5 million of cash in trust, will combine with Momentus, which is estimated to result in a pro forma enterprise value of approximately $1.2 billion. Momentus’ existing equity security holders will hold approximately 75% of the issued and outstanding shares of Class A common stock immediately following the consummation of the merger, assuming no redemptions by Stable Road’s existing public stockholders.

Cash proceeds in connection with the transaction will be funded through a combination of Stable Road’s cash in trust and through a $175.0 million fully committed common stock PIPE at $10.00 per share, including investments from private equity growth investors, family offices and select top tier public institutional investors.

The boards of directors of both Momentus and Stable Road have unanimously approved the proposed transaction. Completion of the proposed transaction is subject to approval of Stable Road and Momentus stockholders and other closing conditions, including a registration statement being declared effective by the Securities and Exchange Commission, and is expected to be completed in early 2021.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Stable Road with the Securities and Exchange Commission (“SEC”) and available at http://www.sec.gov and on Momentus’ website at http://www.momentus.space. Stable Road will file a registration statement (which will contain a proxy statement/prospectus) with the SEC in connection with the transaction.

Advisors

Evercore is serving as the exclusive financial advisor and capital markets advisor to Momentus. Cantor Fitzgerald & Co. is serving as capital markets advisor to Stable Road. Orrick, Herrington & Sutcliffe LLP is serving as legal advisor to Momentus, and Kirkland & Ellis LLP is serving as legal advisor to Stable Road. ICR is serving as investor relations and communications advisor to Momentus.

Evercore and Cantor Fitzgerald & Co. are the private placement agents.

Investor Conference Call

Momentus and Stable Road will host a joint investor conference call to discuss the business and the proposed transaction today, October 7, 2020, at 8:00 AM ET.

To listen to the conference call via telephone, dial 1-877-407-4018 or 1-201-689-8471 (international callers/U.S. toll) and enter the conference ID number 13711584. To listen to the webcast, please click here. A replay of the call will be accessible at the webcast link.

For Momentus investor relations, including a copy of the presentation as filed with the SEC, visit https://momentus.space/investors.

About Momentus

As a first mover in building in-space transportation and infrastructure technology, Momentus is at the forefront of the commercialization of space. With an experienced team of aerospace, propulsion, and robotics engineers, Momentus has developed a cost-effective and energy efficient in-space transport system based on water plasma propulsion technology. Momentus has in-place service agreements with private satellite companies, government agencies, and research organizations, and its first Vigoride™ transport and service vehicle launch is scheduled for December 2020.

About Stable Road Acquisition Corp

Stable Road Acquisition Corp. (Nasdaq: SRAC, SRACW, SRACU) is a special purpose acquisition company formed by SRC-NI Holdings, LLC, an affiliate of Stable Road Capital, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination.

Forward Looking Statements

This press release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about the expected timing of the completion of this transaction, information concerning Stable Road’s or Momentus’ possible or assumed future results of operations, business strategies, the expected development, capabilities and timing of the operation or offering of Momentus’ transport vehicles and services, the expected timing of Momentus’ first mission in December 2020, potential revenue from customer contracts, debt levels, competitive position, industry environment, potential growth opportunities and the effects of regulation, including whether this transaction will generate returns for stockholders. These forward-looking statements are based on Stable Road’s or Momentus’ management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Stable Road’s or Momentus’ management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the proposed business combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed business combination or that the approval of the stockholders of Stable Road or Momentus is not obtained; failure to realize the anticipated benefits of the proposed business combination; risks relating to the uncertainty of the projected financial information with respect to Momentus; risks related to the ability of customers to cancel contracts for convenience; risks related to the rollout of Momentus’ business and the timing of expected business milestones; the effects of competition on Momentus’ future business; level of product service or product or launch failures that could lead customers to use competitors’ services; developments and changes in laws and regulations, including increased regulation of the space transportation industry; the impact of significant investigative, regulatory or legal proceedings; the amount of redemption requests made by Stable Road’s public stockholders; the ability of Stable Road or the combined company to issue equity or equity-linked securities in connection with the proposed business combination or in the future; and other risks and uncertainties indicated from time to time in the definitive proxy statement/consent solicitation statement/prospectus relating to the proposed business combination, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by Stable Road. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.

Forward-looking statements included in this press release speak only as of the date of this press release. Except as required by law, neither Stable Road nor Momentus undertakes any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this release. Additional risks and uncertainties are identified and discussed in the Stable Road’s reports filed with the SEC and available at the SEC’s website at http://www.sec.gov.

Additional Information and Where to Find It

In connection with the proposed transaction contemplated by the merger agreement (the “Proposed Transaction”), Stable Road intends to file with the SEC a registration statement on Form S-4 (the “Registration Statement”) that will include a proxy statement of Stable Road, a consent solicitation statement of Momentus and prospectus of Stable Road, and each party will file other documents with the SEC regarding the Proposed Transaction. A definitive proxy statement/consent solicitation statement/prospectus and other relevant documents will be sent to the stockholders of Stable Road and Momentus, seeking any required stockholder approval, and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. STABLE ROAD’S STOCKHOLDERS AND OTHER INTERESTED PERSONS ARE ADVISED TO READ, WHEN AVAILABLE, THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/CONSENT SOLICITATION STATEMENT/PROSPECTUS WHICH FORMS A PART OF THE REGISTRATION STATEMENT, AS WELL AS ANY AMENDMENTS THERETO, AND THE EFFECTIVE REGISTRATION STATEMENT AND DEFINITIVE PROXY STATEMENT/CONSENT SOLICITATION/PROSPECTUS IN CONNECTION WITH STABLE ROAD’S SOLICITATION OF PROXIES FOR STABLE ROAD’S SPECIAL MEETING OF STOCKHOLDERS TO APPROVE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (THE “SPECIAL MEETING”), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. When available, the definitive proxy statement/consent solicitation statement/prospectus will be mailed to Stable Road’s stockholders as of a record date to be established for voting on the Proposed Transaction and the other matters to be voted upon at the Special Meeting. Stable Road’s stockholders will also be able to obtain copies of the proxy statement/consent solicitation statement/prospectus, and all other relevant documents filed or that will be filed with the SEC in connection with the Proposed Transaction, without charge, once available, at the SEC’s website at http://www.sec.gov or by directing a request to: Stable Road Capital LLC, James Norris, CPA, Chief Financial Officer, 1345 Abbot Kinney Blvd., Venice, CA 90291; Tel: 310-956-4919; james@stableroadcapital.com.

Participants in the Solicitation

Stable Road, Momentus and certain of their respective directors, executive officers and other members of management and employees may be deemed participants in the solicitation of proxies of Stable Road’s stockholders in connection with the Proposed Transaction. STABLE ROAD’S STOCKHOLDERS AND OTHER INTERESTED PERSONS MAY OBTAIN, WITHOUT CHARGE, MORE DETAILED INFORMATION REGARDING THE DIRECTORS AND OFFICERS OF STABLE ROAD IN ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019, WHICH WAS FILED WITH THE SEC ON MARCH 26, 2020. INFORMATION REGARDING THE PERSONS WHO MAY, UNDER SEC RULES, BE DEEMED PARTICIPANTS IN THE SOLICITATION OF PROXIES TO STABLE ROAD’S STOCKHOLDERS IN CONNECTION WITH THE PROPOSED TRANSACTION AND OTHER MATTERS TO BE VOTED AT THE SPECIAL MEETING WILL BE SET FORTH IN THE REGISTRATION STATEMENT FOR THE PROPOSED TRANSACTION WHEN AVAILABLE. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Proposed Transaction will be included in the Registration Statement that Stable Road intends to file with the SEC.

No Offer or Solicitation

This press release is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the Proposed Transaction or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contacts

For investor inquiries please contact:

Tom Cook

investors@momentus.space

For media inquiries please contact:

Phil Denning

press@momentus.space